UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Under § 240.14a-12

BETTER HOME & FINANCE HOLDING COMPANY
(Name of Registrant as Specified In Its Charter)

VISHAL GARG 1/0 REAL ESTATE, LLC 1/0 HOLDCO, LLC THE 718 4EVER TRUST I
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Vishal Garg (“Mr. Garg”), together with the other participants named herein (collectively, the “Garg Group”), has filed a definitive consent statement and an accompanying GREEN consent card with the Securities and Exchange Commission to be used to solicit written consents with respect to, among other things, the removal of five (5) directors on the board of directors of Better Home & Finance Holding Company, a Delaware corporation.

Item 1: On September 16, 2026, the Garg Group issued the following press release:

Garg Group Comments on Glass Lewis Report

Highlights Glass Lewis Findings Align With A Number of Garg Group's Arguments and Determines That Better’s “Governance Record Provides Legitimate Grounds for Criticism of the Incumbent Board”

Urges Shareholders to Vote on the GREEN Consent Card to Support the Garg Group’s Proposals to Remove Directors Daniel Lewis, Harit Talwar, Arnaud Massenet, Bhaskar Menon, and Prabhu Narasimhan from the Board

NEW YORK, Sept. 16, 2026 (GLOBE NEWSWIRE) -- Vishal Garg, founder and former CEO of Better Home & Finance Corporation (“Better” or the “Company”) (Nasdaq: BETR) and significant stockholder, today commented on a report published by Glass, Lewis & Co. ("Glass Lewis") in connection with the ongoing consent solicitation to remove five directors on BETR’s Board of Directors (the “Board”).

Mr. Garg commented: “We appreciate the time spent by the Glass Lewis team and recognize that constraints of the consent solicitation process inherently make it difficult for our case for change to align with Glass Lewis’ analysis framework. While we disagree with the recommendation made by Glass Lewis, we believe it's important to highlight that their findings did align with a number of our arguments, including concerns with the leadership transition process, Daniel Lewis' suitability as interim CEO, and broader governance issues. We continue to believe that accountable leadership must be reinstalled at Better to put the Company back on a path to value creation. Every vote is important, and we urge shareholders to make their voices heard by voting on the green consent card.”

In its report, Glass Lewis highlights concerns with the leadership transition process, stating:1

•	“… the governance record provides legitimate grounds for criticism of the incumbent board, particularly regarding the execution and initial communication of the leadership transition and its subsequent defensive posture.”
•	“… substantial recovery during the preceding year and the severity of the immediate August 4, 2026 market reaction provide reasonable grounds to scrutinize the timing and execution of the leadership transition.”

Glass Lewis calls out the Board’s questionable succession plan, writing:

•	“…the extremely short interval between his appointment as a non-employee director and his elevation to interim CEO leaves reasonable questions regarding the board's succession planning and why Mr. Lewis was considered the appropriate immediate replacement for a founder-CEO who had led the business throughout its public-company history.”

Glass Lewis also highlights broader corporate governance concerns, writing:

•	“The subsequent adoption of the Rights Plan and pursuit of emergency federal injunctive relief appears more problematic from a shareholder-franchise perspective.”

Glass Lewis also notes the initial success of the turnaround under Mr. Garg, writing:

•	“…the approximately one-year period preceding Mr. Garg's removal was considerably favorable. From August 1, 2025 through August 3, 2026, BETR increased approximately 104.5%, compared with a 25.5% increase in the Nasdaq Composite. This recovery provides some support for the Dissident's argument that the Company's position had improved before the leadership transition.”
•	“…the operating evidence creates a legitimate challenge for the board's position…”

Glass Lewis also acknowledges the constraints of Better’s consent solicitation process, writing:

•	“… the current consent solicitation does not provide a mechanism through which the Dissident could pair the Removal Proposal with the simultaneous election of replacement directors, and the absence of such nominees should not, by itself, be viewed as evidence that the Dissident's campaign is incomplete.”

The Garg Group has set an updated target date of September 18, 2026 for the submission of written consents.

Your vote is important. It is time for a better BETR – which is why the Garg Group urges all shareholders to sign, date and return the GREEN CONSENT CARD in favor of the Garg Group’s proposals to remove Board members Daniel Lewis, Harit Talwar, Arnaud Massenet, Bhaskar Menon, and Prabhu Narasimhan.

About Vishal Garg

Vishal Garg is the Founder, Board Member & former CEO of Better.com, the leading AI mortgage platform. Under Vishal's leadership, Better.com has provided over $110BN in home financing and provided over $35BN in cumulative coverage through Better Cover and Better Settlement Services, the insurance divisions of Better.com. Better.com has raised over $1.75BN in equity capital and is backed by SoftBank, L Catterton, Kleiner Perkins, Goldman Sachs, Ally Bank, American Express, Citi, IA Ventures and other investors.

Prior to founding Better.com, Vishal founded 1/0 Capital, an early-stage investment firm focused on investments in fintech, data science and consumer products companies. Notable seed stage investments include Paribus, Ramp, Juul, Trumid, Creditas, Climb Credit, Notable, Bland AI, Maxhome AI, among many others which cumulatively have created over $100 billion in market value over the last 10 years.

Vishal previously co-founded MyRichUncle.com, the first online student lender, which he started in 1999 with $30,000 at the age of 21 and built into the fourth largest publicly traded private student loan company in the US. Prior to MyRichUncle, Vishal was an investment banking analyst at Morgan Stanley & Co.

IMPORTANT INFORMATION

Vishal Garg, together with the other participants in his solicitation, has filed a definitive consent solicitation statement with the SEC in connection with the solicitation of written consents from Better stockholders. Stockholders are urged to read the definitive consent solicitation statement and other solicitation materials carefully because they contain important information. The definitive consent solicitation statement is available free of charge through the SEC. GREEN consent cards are being distributed directly to stockholders, including by UPS.

Media Contact:
info@onezerocapital.com
garggroup@longacresquare.com

Investor Contact:
Bruce Goldfarb / Chuck Garske
Okapi Partners LLC
(877) 629-6357
info@okapipartners.com

_________________________
1 Permission to quote Glass Lewis was neither sought nor received. Emphasis added.

Item 2: Also on September 16, 2026, the Garg Group issued the following press release:

Egan-Jones Recommends Shareholders Vote FOR the Garg Group's Proposals on the GREEN Consent Card

Report Highlights TSR Outperformance Over 2-Year Period and Mr. Garg's "Superior Ability" to Execute the Company's Strategy as Its Architect

Concludes the Timing and Stated Rationale for Mr. Garg's Termination Raise "Serious Questions" the Board Has Not Adequately Answered

Urges Shareholders to Vote on the GREEN Consent Card to Support the Garg Group's Proposals to Remove Directors Daniel Lewis, Harit Talwar, Arnaud Massenet, Bhaskar Menon, and Prabhu Narasimhan from the Board

Business Wire NEW YORK -- September 16, 2026 -- Vishal Garg, founder and former CEO of Better Home & Finance Corporation ("Better" or the "Company") (Nasdaq: BETR) and significant stockholder, today announced that leading independent proxy advisory firm, Egan-Jones Proxy Services ("Egan-Jones"), has recommended shareholders vote FOR both of the Garg Group's proposals on the GREEN consent card, including the removal of five directors on Better's Board of Directors (the "Board").

Mr. Garg commented: "We appreciate Egan-Jones' analysis and welcome their conclusion that shareholders should support our proposals. The report highlights that, in the two-year period preceding my removal, Better was the only company in its selected peer group to deliver a positive return. This outperformance demonstrated that our strategy was gaining real traction. Despite this, the Board removed me as CEO without a clear or consistent rationale, disrupting the Company's turnaround in the process. We continue to believe that a reconstituted Board, guided by competent leadership and clear operating priorities, offers the best path forward for the Company. We urge shareholders to make their voices heard by voting on the GREEN consent card."

In its report recommending that shareholders vote FOR the Garg Group's proposals, Egan-Jones questions the Board's rationale and timing for removing Mr. Garg, writing: 1

•	"The decision to remove Mr. Garg came suddenly, in a period when the Board had been publicly praising his accomplishments and describing him as essential to the organization. This inconsistency leaves the actual motivation for the termination unclear."
•	"The timing and stated rationale for Mr. Garg's termination raise serious questions that the Board has not adequately answered."
•	"... the Board has not yet provided a sufficiently persuasive case that the August 2026 leadership transition will produce superior shareholder value."
•	"... shareholders should question why the Board interrupted a founder-led turnaround at the precise moment the Company's improving momentum was becoming most visible."

Egan-Jones highlights the strength of Better's turnaround under Mr. Garg's leadership, writing:

•	"Over the more recent two-year period, which captures the bulk of the operational improvement under Mr. Garg, Better generated approximately 14% TSR, the only positive return over that period among the selected peer group. This outperformance supports the view that Better's strategy, including Tinman AI, cost discipline, and broader mortgage and HELOC capabilities, was gaining real traction under Mr. Garg's leadership, not merely stabilizing."
•	"Daniel Lewis admits that Better's strategy has remained the same even after Mr. Garg's termination... Mr. Garg, being the architect of the strategy, offers a superior ability to execute on the strategy, as evidenced by improved fundamentals over the past two years."
•	"...the current leadership transition has not introduced a new strategic direction so much as it has disrupted the team that built the current one."

Egan-Jones also highlights the need for a refreshed Board, writing:

•	"... a reconstituted Board is necessary to establish clear operating and governance priorities, including the appointment of qualified independent directors, a defined role for Garg, an independent CEO-search process, measurable profitability and liquidity objectives, continued cost discipline, and transparent oversight of Tinman AI, potential asset monetization, and capital-allocation initiatives."

The Garg Group has set an updated target date of October 2, 2026 for the submission of written consents.

Your vote is important. It is time for a better BETR - which is why the Garg Group urges all shareholders to sign, date and return the GREEN CONSENT CARD in favor of the Garg Group's proposals to remove Board members Daniel Lewis, Harit Talwar, Arnaud Massenet, Bhaskar Menon, and Prabhu Narasimhan.

About Vishal Garg

Vishal Garg is the Founder, Board Member & former CEO of Better.com, the leading AI mortgage platform. Under Vishal's leadership, Better.com has provided over $110BN in home financing and provided over $35BN in cumulative coverage through Better Cover and Better Settlement Services, the insurance divisions of Better.com. Better.com has raised over $1.75BN in equity capital and is backed by SoftBank, L Catterton, Kleiner Perkins, Goldman Sachs, Ally Bank, American Express, Citi, IA Ventures and other investors.

Prior to founding Better.com, Vishal founded 1/0 Capital, an early-stage investment firm focused on investments in fintech, data science and consumer products companies. Notable seed stage investments include Paribus, Ramp, Juul, Trumid, Creditas, Climb Credit, Notable, Bland AI, Maxhome AI, among many others which cumulatively have created over $100 billion in market value over the last 10 years.

Vishal previously co-founded MyRichUncle.com, the first online student lender, which he started in 1999 with $30,000 at the age of 21 and built into the fourth largest publicly traded private student loan company in the US. Prior to MyRichUncle, Vishal was an investment banking analyst at Morgan Stanley & Co.

IMPORTANT INFORMATION

Vishal Garg, together with the other participants in his solicitation, has filed a definitive consent solicitation statement with the SEC in connection with the solicitation of written consents from Better stockholders. Stockholders are urged to read the definitive consent solicitation statement and other solicitation materials carefully because they contain important information. The definitive consent solicitation statement is available free of charge through the SEC. GREEN consent cards are being distributed directly to stockholders, including by UPS.

_________________________
1 Permission to quote Egan-Jones was neither sought nor received. Emphasis added.

Contact:

Media Contact:

info@onezerocapital.com

garggroup@longacresquare.com

Investor Contact:

Bruce Goldfarb / Chuck Garske

Okapi Partners LLC

(877) 629-6357

Item 3: Also on September 16, 2026, Mr. Garg posted a video to social media. A transcript of such video is copied below:

September 16, 2026:What's going to happen when voting closes is that agent, Broadridge, is going to deliver the votes to an agent that the company hires to count the votes and make sure that everything is okay. Once that agent certifies that we are over the 50% barrier, then automatically the directors will need to resign. From there, we're going to put forth our 90-day plan and make things happen for you to get better back to being BETR and being a multibillion-dollar business again.

Item 4: Also on September 16, 2026, Mr. Garg posted materials to social media, copies of which are attached hereto as Exhibit 1 and incorporated herein by reference.